EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ENDRA LIFE SCIENCES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit2	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, to be issued under the Registrant’s 2016 Omnibus Incentive Plan	457(c) and 457(h)	1,717,783[3]	$0.8955	$1,538,274.68	$147.60 per $1,000,000	$227.05

Total Offering Amounts					$1,538,274.68		$227.05
Total Fee Offsets							-
Net Fee Due							$227.05

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1 Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of the Registrant’s common stock (“Common Stock”) as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based on the average of the high and low prices for the Registrant’s Common Stock on March 27, 2024, as reported on The Nasdaq Capital Market.

3 Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2016 Omnibus Incentive Plan, as amended (the “Plan”), on January 1, 2024 pursuant to an annual “evergreen” increase provision contained in the Plan. Pursuant to such provision, the number of shares reserved for issuance under the Plan automatically increases on each January 1 by the lesser of (a) the number of shares necessary such that the aggregate number of shares available under the Plan equals 25% of the number of fully-diluted outstanding shares on the increase date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and the exercise of all outstanding options and warrants to purchase shares), and (b) a number of shares determined by the Registrant’s board of directors.